UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15225 N. 49th Street, Scottsdale, AZ	85254
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 595-4997

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective on May 12, 2010, El Capitan Precious Metals, Inc. (“El Capitan” or the “Company”) entered into a Joint Venture agreement with Planet Resource Recovery, Inc, (PRRY.PK) to process approximately 200 tons of concentrate with Planet’s environmentally friendly recovery process. The concentrate was produced several years ago at the El Capitan property from head ore. Planet recently reported that their process showed head ore results of 0.355 gold equivalents per ton.

Planet will provide a production plant facility in the Houston area where the concentrate will be shipped from the Capitan site in New Mexico. The Joint Venture Agreement provides for the sale of any recovered precious metals and the net profit or loss to be split equally between the venture parties after deducting all costs of the Joint Venture.

Planet will utilize their proprietary intellectual technology for processing the concentrate. The Joint Venture will be granted a non-exclusive, non-transferable and limited license from Planet to utilize their technology under the terms and conditions of the Joint Venture Agreement and the license will expire automatically upon termination of the Joint Venture. All the technology and intellectual property utilized or developed in processing the concentrates is the property of Planet.

            A copy of the press release, dated May 12, 2010, announcing the Joint Venture Agreement is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Exhibit
Number	Description

99.1	Press Release dated May 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

Date: May 14, 2010	By:	/s/ Stephen J. Antol
Stephen J. Antol
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 12, 2010